Exhibit 99.1

            Beverly Enterprises Responds to 13-D/A Filing

    FORT SMITH, Ark.--(BUSINESS WIRE)--Jan. 27, 2005--Beverly
Enterprises, Inc. (NYSE: BEV) today issued the following letter in response to the 13-D/A Filing by the Formation Capital group:


    Mr. Arnold M. Whitman
    Chief Executive Officer
    Formation Capital, LLC
    1035 Powers Place
    Alpharetta, Georgia 30004

    Dear Arnie:

    In light of our prior business relationship and your repeated assurances to me that your investor group wanted to work with us in a constructive and confidential manner regarding your interest in Beverly, I am perplexed by the letter our general counsel received today from your outside attorney. I also am disappointed by the hostile actions your group has taken - even before our Board of Directors has had a chance to review your most recent letter.
    The fact is, our Board was and is moving forward to evaluate your expressions of interest in a timely manner and would have completed that review long ago had it not been for the disorganized timing of your group's communications to us.
    The letter we received from your outside lawyer today is simply a gross misrepresentation of the facts. Perhaps he was unaware of the actual timeline of events, including my most recent letter of January 25 to you noting that the Board is reviewing your most recent expression of interest consistent with its fiduciary duties.
    You and I know the facts and chronology, which I summarize below to set the record straight for others.
    Your first letter, dated December 22, 2004, did not arrive until two days after Christmas, December 27. Although this obviously was a difficult time of the year to convene a Board meeting, I promptly forwarded your letter to the entire Board and convened an initial Board meeting on December 30. Following that meeting, we retained outside legal and financial advisors to assist the Board in fully and dutifully evaluating your letter.
    In my response of January 5, 2005, to your initial letter and our subsequent telephone conversations, I clearly stated that - consistent with its fiduciary obligations and acting in good faith - the BEI Board of Directors would meet to carefully consider your group's expression of interest in an acquisition. Indeed, I told you, Arnie, that we would consider Formation's letter at a special meeting of the Board to be held in late January.
    Over a week before that Board meeting, you told me in a telephone conversation that you might like to provide further information for our Board to consider. As you know, I urged you to provide that information quickly - early in the week of January 17 - so the Board could fully consider all aspects of your expression of interest. Instead of providing the information prior to the Board meeting as I had recommended, your group sent a second letter, dated January 19, 2005, which I received Friday afternoon, January 21, after returning from the Board meeting. This letter proposed yet a more complex structure for the acquisition of Beverly.
    The tardiness of your second letter - which certainly could have been faxed to me before our Board Meeting - precluded our Board from considering your revised proposal at its January 21 meeting. This necessitated an entirely new round of reviews by the Board and its outside legal and financial advisors, taking into account the changed nature of your group's expression of interest. I told you this in my letter of January 24, 2005, when we committed to a response by February 4, following another meeting of our Board.
    I think you would agree that this is an accurate account of the sequence of events - a sequence you have made unnecessarily complicated by the timing of your communications. Let me now raise another concern.
    Both of your group's letters professed a desire for a friendly transaction and specifically requested that we treat this matter with full confidentiality, a request that we honored. We are disappointed by your group's inexplicably duplicitous behavior in making public its interest in acquiring BEI in a filing with the SEC on January 24, 2005
- without even waiting for a considered response from our Board. Importantly, this public filing was triggered by your group's quiet accumulation of our shares in the open market beyond 5 percent - to the probable disadvantage of the sellers of those shares - even as your group continued to indicate that it was acting in good faith with us. In fact, based upon the aggressive buying patterns described in your filing, you knew on January 14 that you would be forced to make public disclosure of your proposals. Yet your January 19 letter expresses a desire to keep the whole thing quiet.
    A reasonable conclusion from this chain of events is that you were deliberately withholding the fact that you were engaged in massive stock purchases to take advantage of shareholders in the market. It is your group's actions that have forced us to adopt a Shareholder Rights Plan to protect our shareholders from the obvious threat of additional stock accumulation by your group.
    Finally, our Board must carefully review any expression of interest within the context of a company that has clearly hit its stride, has strong momentum behind its performance and whose future prospects are bright.
    Central to the review process is how the various values suggested in your letters compare with the Board's views of the future value that can be reasonably generated over the longer term for shareholders, based on our strategic plan and growth initiatives.
    Over the past several years, the Board and management of Beverly Enterprises have:

        -- Turned around the company's operating and financial performance;

        -- Dramatically strengthened the company's balance sheet and improved its financial position; and

        -- Taken several steps towards building BEI into a diversified eldercare services company, with ancillary businesses in the high-growth, high-margin areas of healthcare services.

    In particular, we are proud of our achievements in patient care, as the value and growth prospects of companies in our sector are fundamentally dependent on the quality of care they provide. From innovative clinical products like our specialized Alzheimer's Care units to continuing improvements in quality, we believe these operating achievements are a valuable complement to our stronger financial position.
    In short, Beverly Enterprises today is well-positioned for further success in delivering greater value to shareholders, and we are building on our leadership across a vitally important industry. For our Board members, the question becomes, who is going to be the primary beneficiary of this progress?
    It is on this basis - the best interests of our shareholders - that the Board is reviewing your group's expressions of interest in acquiring Beverly. Your failure to deal candidly with us, your clearly hostile and secret acquisition of shares, your disorganized communications and your unjustified impatience are counterproductive to this process - and hardly designed to create a setting for the constructive negotiations you purportedly desire.

    William R. Floyd
    Chairman, President and
    Chief Executive Officer
    Beverly Enterprises, Inc.

    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. BEI, through its subsidiaries, currently operates 351 skilled nursing facilities, as well as 18 assisted living centers, and 53 hospice and home health centers. Through Aegis Therapies, BEI also offers rehabilitative services on a contract basis to facilities operated by other care providers.

    CONTACT: Beverly Enterprises, Inc.
             James M. Griffith, 479-201-5514
             or
             Blair C. Jackson, 479-201-5263
             www.beverlycorp.com